Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-36331 and 333-107745 on Form S-8 of Hub Group Inc. of our report dated June 26, 2026 appearing in this Annual Report on Form 11-K of Hub Group Employee Profit Sharing and Trust Plan for the year ended December 31, 2025.

\s\ Crowe LLP

Crowe LLP

Oakbrook Terrace, Illinois

June 26, 2026